UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   November 15, 2007

URS Corporation
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

1-7567	94-1381538
(Commission File No.)	(IRS Employer Identification No.)

600 Montgomery Street, 26th Floor
San Francisco, California 94111-2728
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code:   (415) 774-2700

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As previously disclosed, on November 15, 2007, URS Corporation (“URS”) completed the acquisition (the “WGI Acquisition”) of Washington Group International, Inc. (“WGI”) pursuant to the Agreement and Plan of Merger, dated as of May 27, 2007, and as amended as of November 4, 2007, by and among URS, Elk Merger Corporation, a wholly owned subsidiary of URS, Bear Merger Sub, Inc., a wholly owned subsidiary of URS, and WGI (the “Merger Agreement”).  In connection with the financing of the WGI Acquisition, URS has entered into the material agreement described in Item 2.03 of this Current Report on Form 8-K. Reference is made to the information set forth in response to Item 2.03, which is incorporated into this Item by reference.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with the financing of the WGI Acquisition described in Item 2.03 below, URS terminated its previously existing credit facilities.  The previous credit facilities were evidenced by a Credit Agreement (the  “Previous Credit Agreement”) dated  as of June 28, 2005 and entered into by and among URS, a syndicate of lenders party thereto, Credit Suisse, as a Co-Lead Arranger and administrative agent for Lenders and Wells Fargo Bank, N.A. as a Co-Lead Arranger, as amended.  The Previous Credit Agreement was terminated simultaneously with receipt of funding under the Credit Agreement described in Item 2.03 below.  URS maintains relationships with many of the lenders under the Previous Credit Facility as those institutions are either lenders under the Credit Agreement described in Item 2.03 below or otherwise provide banking services for URS and its subsidiaries.  The material terms and covenants of the Previous Credit Agreement were similar in type to those of the Credit Agreement described in Item 2.03 below, except that the provision of collateral required under the Previous Credit Agreement was substantially less comprehensive, and have been disclosed in detail in prior filings.

Item 2.01	Completion of Acquisition or Disposition of Assets

Reference is made to the Current Report on Form 8-K filed by URS with the Securities and Exchange Commission on November 15, 2007. On that date, URS completed the WGI Acquisition, pursuant to the Merger Agreement, following approvals by URS and WGI stockholders at each company’s special meeting of stockholders.  Under the terms of the Merger Agreement, WGI stockholders will receive $43.80 in cash and 0.900 shares of URS common stock for each share of WGI stock. In lieu of receiving the mix of cash and URS common stock, WGI stockholders may elect to receive all stock or all cash. The number of shares to be paid in lieu of cash in an all-stock election and the amount of cash to be paid in lieu of URS common stock in an all-cash election will be based on the volume weighted average trading price of URS common stock during the five trading day period ended November 14, 2007 of $57.0184. All-cash and all-stock elections are subject to proration. Based on the outstanding shares and equity awards of WGI as of November 2, 2007, in the aggregate, WGI shares and equity awards will be converted into approximately $1.4 billion in cash and approximately 29.4 million shares of URS common stock.  For a discussion of the source of funds for the WGI Acquisition, reference is made to Item 2.03 hereof, which is incorporated into this Item by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance-Sheet Arrangement of a Registrant

In part to finance the WGI Acquisition, URS entered into a Credit Agreement (the “Credit Agreement”) dated as of November 15, 2007, with a syndicate of lenders party thereto, Morgan Stanley Senior Funding, Inc., as a joint-lead arranger and syndication agent for lenders, and Wells Fargo Bank, N.A., as a joint-lead arranger and as administrative agent for the lenders.

The financing under the Credit Agreement consists of: (a) a revolving credit facility providing for revolving loans (“Revolving Loans”) up to $700 million, with a $700 million letter of credit sublimit; (b) Term Loans (the “Tranche A Term Loans”) aggregating $1.1 billion; and (c) Term Loans (the “Tranche B Term Loans”) aggregating $300 million (the Tranche A Term Loans and the Tranche B Term Loans being the “Term Loans”). The Tranche A Term Loans and Tranche B Term Loans were both fully funded on November 15, 2007.  Subject to mutually agreeable documentation and additional commitments from lenders, URS has the option to increase the Tranche B Term Loans by up to $300 million in additional loans, and separately has the option to add a synthetic letter of credit facility of up to $500 million. The Term Loans refinanced URS’ Previous Credit Facility described in Item 1.02 above, refinanced amounts outstanding under the credit facilities of WGI, and funded URS’ payment of the cash portion of the merger consideration for the WGI Acquisition.  Revolving Loans may be used for working capital and other corporate purposes.

The Tranche A Term Loans have a final maturity date of November 15, 2012. Quarterly principal payments, commencing December 28, 2007, are required in aggregate annual amounts expressed as a percentage of the original principal amount of the Tranche A Term Loans as follows:

Year	Percentage
1	5%
2	5%
3	10%
4	10%
5	70%

The Tranche B Term Loans have a final maturity date of May 15, 2013.  Commencing December 28, 2007, quarterly payments will be required of .25%, or 1% in aggregate on an annual basis, of the original aggregate principal amount of the Tranche B Term Loans.   Over the four quarters prior to maturity, the remaining principal balance of the Tranche B Term Loans must be paid in equal quarterly amounts.

Loans outstanding under the Credit Agreement bear interest, at URS’s option, at the base rate or at the LIBOR rate plus, in each case, an applicable per annum margin. The applicable margin is determined based on URS’s leverage ratio in accordance with a pricing grid, with the per annum applicable margin for LIBOR rate borrowings on Revolving Loans and Tranche A Term Loans ranging from 2.25% to 1.00% and the LIBOR rate for borrowings under Tranche B Term Loans ranging from 2.75% to 2.25%.  The initial LIBOR rate for Revolving Loans and Tranche A Term Loans is 2.00% and the initial LIBOR rate for Tranche B Term Loans is 2.75%.  The terms “base rate” and “LIBOR rate” have meanings customary for financings of this type.   Fees payable for unused portions of the revolving line of credit will also be determined based on URS’s leverage ratio in accordance with a pricing grid, with the per annum percentage ranging from 0.500% to 0.250% and the initial percentage being 0.375%.

Subject to various exceptions and thresholds, the loans are required to be prepaid by an amount equal to:

•	100% of the net cash proceeds of all asset dispositions, proceeds of insurance and condemnation proceeds of URS and its subsidiaries (subject to reinvestment rights and other exceptions);

•	100% of the net cash proceeds from the issuance of debt by URS and its subsidiaries, except that such percentage reduces to 50% in the event that the leverage ratio is less than 2.50:1.00;

•	50% of the net cash proceeds from the issuance of equity by URS and its subsidiaries, except that such percentage reduces to 0% in the event that the leverage ratio is less than 2.50:1.00; and

•	commencing with fiscal year 2008, 50% of excess cash flow for each fiscal year, except that such percentage reduces to 0% for any fiscal year in which the leverage ratio is less than 2.50:1.00.

All such required prepayments will be applied first to the prepayment of the Term Loan tranches and thereafter to the prepayment of the Revolving Loans, but without reduction of the commitments thereunder. All such mandatory prepayments of the Term Loan tranches will be applied ratably between the Term Loan tranches and will be applied to the remaining scheduled installments thereof on a pro rata basis.

The loans may, at URS’ option, be prepaid in whole or in part without premium or penalty (subject to breakage costs for LIBOR rate loans) and URS may reduce or terminate the commitments of the lenders to make Revolving Loans. Voluntary prepayments of the Term Loan tranches will be applied ratably between the Term Loan tranches and will be applied to the remaining scheduled installments thereof in forward chronological order.

The obligations under the Credit Agreement and related loan documents are required to be guaranteed by (i) all existing and future domestic subsidiaries of URS with gross revenues of more than $10.0 million for any fiscal year (with exceptions), (ii) any existing or future subsidiary holding the capital stock of any such subsidiary referred to in clause (i) above, and (iii) any other existing or future subsidiary of URS required to execute a guaranty in order to ensure that the gross revenues of URS and all such guarantors are equal at all times to at least 90% of the aggregate gross revenues of URS and its domestic subsidiaries. Such obligations are also required to be secured by all assets and stock owned by URS and the subsidiary guarantors, but will not be secured by more than 66% of the equity interests in non-U.S. subsidiaries and will not be secured by the pledge of equity interests in joint ventures, non-first-tier non-U.S. subsidiaries and dormant subsidiaries.

The Credit Agreement includes financial covenants, including a maximum leverage ratio and minimum interest coverage ratio.  The currently applicable maximum leverage ratio is 3.5 to 1.0 and decreases over time to 2.0 to 1.0.  The currently applicable minimum interest coverage ratio is 4.0 to 1.0 and increases over time to 6.0 to 1.0.  The Credit Agreement also has affirmative covenants which include covenants regarding delivery of financial statements and other reports, default notices under certain surety arrangements, corporate existence, payment of taxes and claims, tax consolidation, maintenance of properties, insurance, inspection rights and lender meetings, compliance with laws, execution of subsidiary guaranty and real and personal property collateral documents by additional subsidiaries, interest rate hedging, maintenance of credit ratings, application of net insurance and condemnation proceeds and grant of security in after-acquired property required to be pledged. The Credit Agreement also has negative covenants, which include covenants regarding indebtedness, liens, investments and acquisitions, contingent obligations, restricted junior payments, asset sales, fundamental changes, transactions with affiliates, conduct of business, changes in fiscal year, retirement liabilities, and amendments to the merger documents.

The Credit Agreement includes events of default for various events and provides for acceleration of the obligations thereunder and exercise of other enforcement remedies, including foreclosure against the collateral provided as security.  Such events of default include failure of URS or its material domestic subsidiaries, as applicable, to make payments under the credit facility, a default in certain other agreements, a breach of financial, affirmative and negative covenants, a breach of representations and warranties, bankruptcy and other insolvency events,  the existence of unsatisfied judgments and attachments, dissolution, certain events relating to the Employee Retirement Income Security Act, a change of control and invalidity of loan or security documents.

This description is qualified by reference to the terms of the Credit Agreement, a copy of which is filed herewith as Exhibit 4.1.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors, Appointment of Principal Officers.

On the effective date of the WGI Acquisition, the Board of Directors of URS increased the authorized number of directors from ten  to eleven and appointed Stephen G. Hanks, former Chief Executive Officer of WGI, to the URS Board of Directors to fill the vacancy and named him President of the Washington Division of URS. His appointment to the Board was made pursuant to the terms of the Merger Agreement. It is not anticipated that Mr. Hanks will serve on any Board committees.

Mr. Hanks, 57, served as the President and Chief Executive Officer of WGI from 2001 until the WGI Acquisition. He formerly served as Executive Vice President, Chief Legal Officer and Secretary of WGI. He is also a director of The Lincoln Electric Company. Mr. Hanks served as a director of WGI from 2001 until the WGI Acquisition.

Upon consummation of the WGI Acquisition, URS assumed the obligations of WGI under WGI’s change-in-control severance agreement with Mr. Hanks. The change-in-control severance arrangements provide for cash payment of the pro rata portion of his incentive bonus, payable within five days following the change in control and based on the greater of target and actual performance. The change-in-control severance arrangements also provide for cash severance and other benefits in the event of a qualifying termination of employment following a change in control. Consummation of the WGI Acquisition constituted a change in control for purposes of the change-in-control severance arrangements. The severance benefits under the arrangements become payable only if, in connection with, or within two years after, the change in control, Mr. Hanks’ employment were terminated without cause or he resigned because of a reduction in job responsibilities, a decrease in compensation, a requirement to relocate or for other good reason. The compensation and benefits payable under the change-in-control severance arrangement include the following:

  •   a severance payment of twice the sum of his annual base salary plus short-term incentive target;

  •   a pro rata portion of his incentive compensation for the current performance period based on the greater of target and actual performance, payable within five days following the change in control;

  •   continued medical and dental coverage for a period of 18 months; and

 •   a cash payment of $50,000 in lieu of financial counseling for two years.

Mr. Hanks’ agreement also contains a covenant not to compete with WGI for a period of at least twelve months following a qualifying termination of employment. In consideration of this covenant, Mr. Hanks became entitled to receive an additional amount equal to the sum of his base salary and target short-term incentive. Assuming, for the purposes of this calculation only, that Mr. Hank’s employment was terminated on November 15, 2007 without cause or that he voluntarily terminated on that date for good reason, his severance benefits would be $6,180,000, including $2,035,000 in respect of the covenant not to compete.

Following the WGI Acquisition, URS is required to cause WGI to honor WGI’s obligations as of the effective time of the WGI Acquisition, including the terms of all WGI benefit plans, including those in which Mr. Hanks participates. However, each such benefit plan may be amended, suspended or terminated to the extent permitted by its terms. Until December 31, 2008, URS must provide each WGI employee, including Mr. Hanks,  with compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to the employee prior to the WGI Acquisition.

At such time as any WGI employee, including Mr. Hanks, participates in URS employee benefit plans, under the Merger Agreement, URS is required to:

  •   use its reasonable best efforts to waive all pre-existing condition exclusions, active at-work requirements and waiting periods with respect to participation and coverage, except to the extent such conditions would have been recognized under the corresponding WGI plan;

  •   recognize service credit, other than (1) for purposes of benefit accrual under any defined benefit or pension plan, (2) to the extent such credited service would result in a duplication of benefits or (3) under any newly established URS plan for which similarly situated URS employees are not provided with service credit; and

  •   provide credit for deductibles, co-payments or other out-of-pocket expenses incurred by a WGI employee or his or her covered dependents.

For a period of two years following the WGI Acquisition, URS is required to continue WGI’s retiree welfare programs for qualified retirees on terms and conditions no less favorable than those in effect as of closing of the merger; however, URS is not required to incur costs in excess of the accrued benefit cost with respect to such WGI retiree welfare programs reflected in Note 8 to WGI’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the fiscal year ended December 29, 2006.

URS has agreed to pay, no later than March 15, 2008, each WGI employee, including Mr. Hanks, who is employed as of the effective time of the WGI Acquisition and on December 31, 2007 (and any WGI employee who is involuntarily terminated other than for cause, dies, becomes disabled or retires after the effective time of the merger and prior to December 31, 2007), an annual incentive payment equal to the greater of (a) the pro rata annual incentive based on WGI’s actual performance through the completion of the merger and (b) the employee’s full-year annual incentive payment. If any WGI plan provides for a greater or earlier payment than the payments contemplated above, then the plan will govern the applicable payment.

Under the Merger Agreement, URS has agreed, to the fullest extent permitted by law, to cause Bear Merger Sub to honor all of WGI’s obligations to indemnify the current or former directors or officers of WGI (including Mr. Hanks) for acts or omissions by such directors and officers occurring prior to the effective time of the WGI Acquisition. For a period of six years following the effective time of the WGI Acquisition, URS and Bear Merger Sub are required to maintain in effect provisions no less favorable with respect to indemnification and exculpation of present and former directors and officers of WGI than are presently set forth in WGI’s certificate of incorporation and bylaws or any indemnification agreements of WGI or its subsidiaries with any of their directors, officers or employees in effect immediately prior to the consummation of the WGI Acquisition.

In addition, under the Merger Agreement, Bear Merger Sub has agreed to indemnify each current and former director or officer of WGI (including Mr. Hanks) or any of its subsidiaries and any other person who served as a director, officer, member, trustee or fiduciary of another entity at the request of WGI against any costs or expenses related to the defense or settlement of any proceeding arising out of any action or omission occurring or alleged to have occurred before or after consummation of the WGI Acquisition.

For six years from the effective time of the WGI Acquisition, URS and Bear Merger Sub have agreed to maintain the current policies of directors’ and officers’ liability and fiduciary liability insurance maintained by WGI with respect to claims arising from or related to facts or events which occurred at or before the effective time of the WGI Acquisition, although URS may substitute policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous. If the annual premium payments for this insurance exceed 250% of the annual premiums paid as of the date of the Merger Agreement by WGI for the insurance, URS and its subsidiaries are required to provide only such coverage as is available at annual premium equal to 250% of such rate.

Additional information with respect to payments or other benefits or to be received by Mr. Hanks in connection with the WGI Acquisition is included in the joint proxy statement/prospectus, dated September 28, 2007, and the related supplement, dated November 5, 2007 of URS and WGI under the captions “The Merger—Interests of Washington Group’s Directors and Executive Officers in the Merger” and “The Merger Agreement—Washington Group Incentive-Based Equity Awards and Employee Benefit Plans,” filed by URS with the Securities and Exchange Commission and incorporated herein by reference.

Item 9.01         Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment on or before January 29, 2008.

(b) Pro Forma Financial Information.

The pro forma financial statements required by Item 9.01(b) of Form 8-K will be filed by amendment on or  before January 29, 2008.

(c) Exhibits

4.1
Credit Agreement dated as of November 15, 2007, entered into by and among URS, a syndicate of lenders party thereto, Morgan Stanley
Senior Funding, Inc., as a joint-lead arranger and syndication agent for lenders, and Wells Fargo Bank, N.A., as a joint-lead arranger and as administrative agent for the lenders.

10.1
Executive Life Insurance Agreement effective as of January 1, 2005, between WGI, and Stephen G. Hanks (filed as Exhibit 10.31 to WGI’s
Annual Report on Form 10-K for the year ended December 20, 2005, and incorporated herein by reference). #

10.2
Severance Agreement dated as of September 8, 2006, between WGI and Stephen G. Hanks, as described in the heading Change in
Control Agreements in WGI’s Form 14A Definitive Proxy Statement filed on April 14, 2006 (filed as Exhibit 10.1 to WGI’s Quarterly
Report on Form 10-Q for the quarter ended September 29, 2006, and incorporated herein by reference). #

10.3	Form of Indemnification Agreement between WGI and Stephen G. Hanks (filed as Exhibit 10.10 to WGI’s Current Report on Form 8-K filed on February 8, 2002, and incorporated herein by reference).

10.4
Washington Group International Key Executive Disability Insurance Plan (filed as Exhibit 10.12 to Morrison Knudsen Corporation
Annual Report on Form 10-K for year ended December 31, 1992, and incorporated herein by reference). #

10.5
Washington Group International Executive Life Insurance Agreement (filed as Exhibit 10.31 to Washington Group International, Inc.
Annual Report on Form 10-K for year ended December 30, 2005, and incorporated herein by reference). #

# Management contract or compensatory plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, URS Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URS CORPORATION

Date: November 21, 2007	By:	/s/ Reed N. Brimhall
Reed N. Brimhall
Vice President, Controller, and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Credit Agreement dated as of November 15, 2007, entered into by and among URS, a syndicate of lenders party thereto,
Morgan Stanley Senior Funding, Inc., as a joint-lead arranger and syndication agent for lenders, and Wells Fargo
Bank, N.A., as a joint-lead arranger and as administrative agent for the lenders